Exhibit 99.1

Firstgold Updates Status

June 19, 2009, Toronto - Firstgold Corp. (TSX: FGD, OTCBB: FGOC) (the” Company”) continues to work with its advisor Haywood Securities in evaluating options on the sale and or restructuring of the Company.

“The process is advancing however at this time we do not have anything concrete in our hands that would satisfy our existing creditors and allow the Relief Canyon Mine to get back to production” commented Steve Akerfeldt Firstgold CEO.  He added that the Company has also reduced its overhead expenses by closing its Cameron Park offices and consolidating its operations at its offices in Lovelock, Nevada in addition to reducing its mining workforce to a care and maintenance status.

Mr. Akerfeldt provided the following update statement.  “To enable Firstgold to buy time for a positive restructuring process to take place Firstgold has completed some interim financing with existing stakeholders in the Company.  It has secured approximately $500,000 in capital for the Company. $300,000 came in as new capital and another $200,000 reflects compensation converted to debt in lieu of pay for staff and directors. The money was advanced and compensation converted in the form of convertible promissory notes, with a 12% interest rate, repayable on demand or convertible into stock at 15 cents per share. As a further incentive, the note holders were given an option to buy 4000 ounces of gold at $500. The gold would be delivered only after all existing creditors have been repaid. These funds are being used to maintain the Company’s core asset, the Relief Canyon Mine.

“While we continue to work daily with our secured creditors on the restructuring process they are asserting their legal rights including initiating foreclosure proceedings relating to the Company’s mining properties. In addition they have recently filed a suit to have a receiver appointed to run the affairs of the Company. There is a hearing scheduled on the matter in Nevada court on July 8, 2009  at which point a receiver could be appointed unless the matter is resolved in some other manner which could include the Company filing for bankruptcy protection.

“Further, the secured lenders have given us a letter making various allegations against the Company and certain key personnel including fraud, misrepresentations, and breach of fiduciary duty in the process of securing the loan from them.  The letters provide no facts supporting such allegations and demand unspecified damages. Firstgold, its officers and directors strongly deny such claims and believe they are groundless and intended to place additional pressure on our management team to complete a restructuring transaction acceptable to the secured creditors.

“We acknowledge these are challenging times and we will continue to work through these issues for a solution that provides the best outcome forall of our Stakeholders.”

Over the last 24 months Firstgold has spent $16 million developing the mine property and a processing facility at Relief Canyon, located outside Lovelock Nevada, on the site of the previously producing Pegasus Gold Mine. Additional information about Firstgold Corp. can be found by visiting its web site at www.firstgoldcorp.com.

Safe Harbor Statement

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. Although Firstgold Corp. believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Firstgold Corp. cautions investors that any forward-looking statements made by Firstgold Corp. are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual mineralization of Firstgold Corp.'s mining properties, the unproven nature of and potential changes to Firstgold Corp.'s business model, the risk that the capital and other resources that Firstgold Corp. will need to exploit its business model will not be available, and the risks discussed in Firstgold Corp.'s Form 10-K and in Firstgold Corp.'s 10-Qs and in Firstgold Corp.'s other filings with the Securities and Exchange Commission.

Cautionary Note to U.S. Investors -The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this website (or press releases), such as "measured," "indicated," and "inferred" "resources," which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our reports filed with the SEC which may be secured from the SEC, or from their website at http://www.sec.gov/edgar.html

Website: www.FirstgoldCorp.com
Email: info@firstgoldcorp.com